Exhibit 21.1

List of Subsidiaries

Company Subsidiary	Jurisdiction of incorporation	Percentage of Outstanding Capital Stock Owned by the Company and/or the Company Subsidiaries
Allego B.V.	Netherlands	100% owned by Allego Holding B.V.
Allego Innovations B.V.	Netherlands	100% owned by Allego Holding B.V.
Allego Employment B.V.	Netherlands	100% owned by Allego Holding B.V.
Allego Charging Ltd	England and Wales	100% owned by Allego B.V.
Allego Denmark ApS	Denmark	100% owned by Allego B.V.
Allego België B.V.	Belgium	100% owned by Allego B.V.
Allego GmbH	Germany	100% owned by Allego B.V.
Allego France SAS	France	100% owned by Allego B.V.
Allego Portugal, Unipessoal Lda	Portugal	100% owned by Allego B.V.
Allego Norway AS	Norway	100% owned by Allego B.V.
Allego Sweden AB	Sweden	100% owned by Allego B.V.
Allego Italy S.R.L.	Italy	100% owned by Allego B.V.
Allego Spain S.L.U.	Spain	100% owned by Allego B.V.